Exhibit 99.2

ASSERTIO HOLDINGS INC. (NASDAQ:ASRT) Q4 2023 EARNINGS CONFERENCE CALL

MARCH 11, 2024 4:30 PM ET

Company Participants

•	Matthew Kreps - Darrow Associates, IR

•	Heather Mason - Interim CEO

•	Ajay Patel - CFO

•	Paul Schwichtenberg - Chief Commercial Officer

Conference Call Participants

•	Thomas Flaten - Lake Street Capital Markets

•	Jim Sidoti - Sidoti & Company

PRESENTATION

Operator

Thank you for standing by, and welcome to the Assertio Holdings Fourth Quarter and Full Year 2023 Results Call.

I would now like to welcome Matt Kreps, Investor Relations for the company to begin the call. Matt, over to you.

Matthew Kreps

Thank you, and good afternoon, everyone. Thank you for joining us today to discuss Assertio's fourth quarter and full year 2023 financials. The news release covering our results for this period is now available on the Investor page of our website at investor.assertiotx.com. I would encourage you to review the release and the tables in conjunction with today's discussion.

With me today are Heather Mason, Interim CEO; Ajay Patel, Chief Financial Officer; and Paul Schwichtenberg, Chief Commercial Officer. In just a moment, Heather will open the remarks and provide an overview of the business, then Ajay will cover our financial results and guidance, followed by Paul with an update on our commercial strategies. After that, we will take a few questions from our covering analysts.

During this call, management will make projections and other forward-looking statements regarding our future performance. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those noted in this afternoon's press release as well as Assertio's filings with the SEC. These and other risks are more fully described in the risk factors section and other sections of our annual report on Form 10-K.

Our actual results may differ materially from these forward-looking statements, and Assertio specifically disclaims any intent or obligation to update these forward-looking statements, except as required by law.

And with that, I will now turn the call over to Heather. Please go ahead.

Heather Mason

Welcome everyone to our fourth quarter results, and thank you for joining. Today, I'm excited to be here with Ajay, our CFO, and Paul, our Chief Commercial Officer, to give you a comprehensive update on Assertio, our business and our direction. I'm here to share solid operating results for fourth quarter and a strong balance sheet at year-end; our strategy for ROLVEDON, our most important growth driver; our outlook for Indocin, including fourth quarter actual results and our 2024 assumptions; our lower operating expense base designed to maximize the commercial contribution and cash flow generation opportunities; our continuing plans on Corporate Business Development; and, importantly, updated guidance for the year ahead.

Assertio's direction and financials have shifted as a result of the Rolvedon acquisition and generic competition for Indocin. We remain focused on cost-efficient operations and cash generation, with Rolvedon as the primary growth driver. Our goal today is to frame future performance expectations given this evolution.

I do want to thank all of our stakeholders, investors and partners for their patience while we have navigated several challenging months in 2023. I'd also like to acknowledge the talented, hard-working team at Assertio who have demonstrated exceptional dedication to success in delivering the results reported today. Having worked with them over the past few months, I am confident in this team's ability to deliver on these and future plans.

As you know, I've been an independent member of Assertio's Board since 2019. In my prior professional roles, I focused on commercial execution and operational leadership by increasing product sales and share, aligning expenses with growth and managing balance sheet efficiency, all highly relevant to Assertio today. In addition, we've made good progress in our search for a permanent CEO. The expectation is that this new leader will continue to deliver against our strategy of existing asset growth, lean operating expenses and acquisitions that fit our go-to-market model.

To that point, the results we released this afternoon demonstrate the durability of our Assertio business model. We are reporting sequentially increased Rolvedon revenue. We are thoughtfully managing Indocin volume and price, given generic competition. We remain operating cash flow positive. And today, we also shared our guidance for the year ahead with sales expected to be in the range of $110 million to $125 million and EBITDA in the $20 million to $30 million range.

To reiterate, we are excited to have Rolvedon in our portfolio for its growth prospects, which have been brought to life by my meetings with key customers and in working with our sales and marketing organization. And as a reminder of the broader organization, Ajay became our CFO in November, and Paul has now formally transitioned to Chief Commercial Officer, leveraging his in-depth knowledge of Assertio and strong commercial finance background.

I'd also like to highlight the news included in today's release that Sig Kirk will be joining our Board of Directors in April. Sig joined Assertio as an external adviser in January, bringing extensive business development, finance and strategic expertise. Sig most recently served as Executive Vice President overseeing Corporate Business Development at Allergan. And during his 11-year tenure, he led more than 75 deals from small tuck-in asset acquisitions and licensing to larger M&A transactions, driving both revenue and market cap growth. I look forward to working with Sig in his capacity as a board member.

And with that, I'll pass the call over to Ajay, who'll cover the financials.

Ajay Patel

Thanks, Heather. Today, I would like to cover our financial results for the fourth quarter of 2023 and provide some background and context on our financial guidance for full year 2024. Before I begin, as it relates to our comparison of the fourth quarter to the prior year fourth quarter, I want to establish that the 2022 fourth quarter was an all-time high for Indocin, which contributed to those overall results. Since then, both Indocin and Cambia have had generic entrants, and we have acquired Rolvedon which is a new growth driver.

For the current year fourth quarter, our total sales were $32.5 million, including Rolvedon sales of $11 million and Indocin sales of $10.8 million. Rolvedon sales improved sequentially since closing of the acquisition on July 31, 2023. We have now addressed the channel inventory issue highlighted in the prior quarter, as well as streamlined and focused our commercial team to continue to grow this asset. Indocin sales declined both sequentially and compared to prior year fourth quarter due to the entrance of a generic competitor in August 2023.

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Gross margin in the fourth quarter was 70%, decreased from 88% in the prior year fourth quarter. Of the change, inventory step-up amortization contributed 9 percentage points of the decrease in margin, with the remaining reduction primarily due to change in sales mix from the addition of Rolvedon and decrease in higher margin Indocin and Cambia.

Turning to operating expenses, SG&A expense was $24 million, increased from $13.7 million in the prior year fourth quarter. The fourth quarter included approximately $9.5 million in higher operating expense due to the addition of Spectrum. Adjusted operating expense in the fourth quarter was $21.8 million.

GAAP income from operation for the fourth quarter was a loss of $32.3 million, which included a few non-cash adjustments. We recognized a $41 million impairment charge for intangible assets, which primarily pertain to Indocin and a $17 million benefit for the change in fair value of the Indocin contingent liability. Both adjustments were primarily driven by the impact of generic competition.

Adjusted EBITDA is a good indicator of the operating performance of our core business. Q4 adjusted EBITDA came in at a positive $4.5 million, demonstrating the durability of our business model even in a transitionary period. Please refer to our press release for a detailed reconciliation of our adjusted EBITDA results.

Crossing over to the balance sheet, cash at year-end was $73.4 million and debt was $40 million, which consists of 6.5% convertible note due August 2027. We generated a positive $5.7 million in cash flow from operations during the fourth quarter.

As Heather mentioned, today, we announced guidance for 2024. We expect net product sales in a range of $110 million to $125 million. Historically, we have not provided product-level guidance, but we recognize that Q4 and the start of 2024 has been a dynamic period, including revenue composition and continuing OpEx run rates. Therefore, for modeling purposes, we wanted to provide additional product level context for Rolvedon and Indocin on a one-time basis.

As part of our 2024 plan, we expect Rolvedon net sales to approach $60 million. Paul will provide additional context on our Rolvedon outlook. For 2024, we expect Indocin net sales in a range of $18 million to $25 million. We expect continued unfavorability as a result of generic competition throughout 2024, both from a pricing and volume. Although, we don't have visibility into the generic approval process, for purposes of our 2024 planning, we have assumed an additional generic entrant.

From an operating results standpoint, we anticipate adjusted EBITDA in a range of $20 million to $30 million. Gross profit will be impacted by a lower sales base and declining contribution from Indocin which previously contributed higher margins. We expect adjusted operating expenses for the total company to be between $65 million and $70 million. When we announced the Spectrum acquisition, we expected a $55 million increase in operating expenses on top of the legacy Assertio organization of about $40 million to $45 million.

Subsequent to the fourth quarter, Assertio further refined its combined organization and now anticipates combined operating expenses to this much lower total range. These numbers are approximations and not formal guidance, but we hope that they will help you fully appreciate our focus on operating cost efficiency and aligning expenses to sales.

I would also note that as we develop the plan for 2024, we were very mindful of the change in revenues and gross profits and responded with an intense focus on ensuring our planned costs and investments were supporting growth in Rolvedon. As Heather mentioned, we expect to remain cash positive in 2024. And based on our adjusted EBITDA outlook, we are targeting to end the year with a cash balance of between $90 million and $100 million.

Closing out my remarks, I have a couple of notes that are important to keep in mind as well.

First, I would remind everyone that the plan I've just highlighted makes no assumption about the potential impact from possible BD transactions, which we continue to seek and evaluate. Any action on that front would require an update to our outlook.

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Second, our shelf registration statement recently expired, so we have taken the customary action of filing a new registration statement today to renew availability under that instrument. That renewal action is not an indication of any pending transaction or other activity.

I’ll now turn the call over to Paul to discuss our commercial organization and strategy.

Paul Schwichtenberg

Thank you, Ajay. I'm pleased to be here today to update you on our commercial growth plans, in particular for Rolvedon. We are very excited to have this product in our portfolio and see excellent growth prospects in 2024 and after. The past several months have been a learning process as we've worked through several issues we inherited, including short-term incentives that were offered to customers, which resulted in excess inventory in the channel at the end of the second quarter of 2023.

It was this excess inventory in the channel that resulted in the lower-than-expected Rolvedon net sales in the third quarter of 2023. In Q4 '23, we have seen a return to normal inventory levels consistent with the Assertio's inventory management practices and the resulting net sales of $11 million, reflecting a 38% increase over the pro forma third quarter. Even with this increase, the fourth quarter was impacted by further channel inventory reductions. That issue is now behind us, and we are managing inventory and sell-through in line with the Assertio derived business practices that have made us successful on our other products.

Going forward, our focus is to ensure alignment between demand and ex-factory sales, which will allow us to better forecast Rolvedon net sales going forward. We believe this practice, along with our overall growth strategy will enable us to generate consistent predictable growth throughout 2024 and ultimately take the asset to over $100 million in sales beyond 2024. Rolvedon has now acquired an estimated 30% share in our current served markets, and we see opportunity to continue to expand that market share through our excellent contracting and commercial access team capabilities.

Additionally, Rolvedon has seen sequential quarter-over-quarter demand growth since launch, and we expect this to continue into 2024. We will continue to invest appropriately in this growth opportunity, both in people and resources. We will have in-person promotion that will be focused on customer expansion, and we intend to leverage our non-personal digital promotion models to further drive Rolvedon awareness.

But we see this as a starting line and just the early innings in the opportunity for this asset.

At the core of this strategy is our excellent in-person oncology sales, contracting and commercial access teams that will drive and enhance our market position, augmented by our innovative non-personal promotion model and virtual resources.

As you saw in our press release today, we announced a continued evolution of our Rolvedon commercial organization, which included a reduction in the size of the organization, and a shift of resources to support our expansion to new customers and drive our overall growth strategy. These changes were carefully considered and the optimized structure reflecting a full commercial team of 32, including 16 field sales professionals, will ensure that we continue to maximize our overall profitability.

I would also like to recognize our commercial team that has remained dedicated and focused since the Spectrum acquisition and express my sincere excitement to work with them going forward. I am truly impressed by this team and their dedication to Rolvedon. I hope this gives you a clearer picture of why we are excited about this important asset and how we expect to continue to grow our base.

I'll also share one final thought on Rolvedon, as I know many of you have maintained interest and the potential of Rolvedon to be a solution for same-day dosing, an important consideration to clinics and patients. Trial enrollment has accelerated, and we anticipate results later this year. We will provide updates on same-day dosing in the future as information becomes available.

With that, I'll turn the call back to the operator for Q&A from our covering analysts.

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QUESTION-AND-ANSWER SESSION

Operator

The floor is now open for your questions. [Operator Instructions] Our first question comes from the line of Thomas Flaten with Lake Street Capital Markets. Please go ahead.

Thomas Flaten

Thanks. Appreciate you taking the questions. Paul, maybe I can just start with you. You mentioned a reduction, I think, in the footprint. I heard 16 reps, but you also mentioned a shift in resources to new customer opportunities, or I'm sorry I'm paraphrasing you there, but could you maybe expand on what exactly that means?

Paul Schwichtenberg

Yeah. I think the answer there, Thomas, is that we are trying to align our commercial sales organization to support our existing customer base and allow us the opportunity to be able to expand to new customers. What I would say is that our commercial team has been very focused on cultivating relationships with both existing customers and new customers, and we want to make sure that we're aligned so that we can grow our volume with those existing customers and reach out further to the new customers to get them on board.

Thomas Flaten

And maybe some learnings now that you've had the product under your belt for a while, what is it -- is there a profile of customer that is switching to Rolvedon? Are there some learnings there that you could share with us kind of who is the ideal customer at this point?

Paul Schwichtenberg

I would say the ideal customer are those customers that I would say have had challenges in the oncology space. In terms of cost, and we bring a value proposition to the table that's important to them.

Thomas Flaten

And then when you mentioned the new customers, are those -- are we still focused on the clinic or are you kind of spreading your wings beyond the traditional clinic, which is where Spectrum has started with this?

Paul Schwichtenberg

The answer, Thomas, is both. We've had great success in the clinics. As I mentioned in my script, we had a 30% market share that we've achieved recently in the clinic space. And as I mentioned, we think we can grow that space. But in addition to that, we are looking at expanding outside and reaching out to new channels that will help us grow the product.

Thomas Flaten

Got it. And then, just one final one, if I may. The significance of the cut beyond the Rolvedon organization, is there any commentary you can provide on that? I'm just trying to understand what the impact to the non-Rolvedon oriented organization was?

Paul Schwichtenberg

Are you talking about in terms of the reorg?

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Thomas Flaten

Yes. Yes, correct. Sorry. Yeah.

Heather Mason

Sorry, hey, Thomas. This is Heather. It’s a minimal impact to the rest of the organization. It was really a focus of having the right size for the Rolvedon go-to-market work.

Thomas Flaten

Got it. Appreciate you taking the questions. Thank you.

Operator

Our next question comes from the line of Jim Sidoti with Sidoti & Company. Please go ahead.

Jim Sidoti

Hi. Good afternoon and thanks for taking the questions. First, can you repeat what was the guidance for operating expense in 2024, I missed that?

Ajay Patel

Yeah, Jim. This is Ajay. So we're -- our guidance for EBITDA was $20 million to $30 million and to help you baseline on operating expenses, the operating expenses we're expecting between $65 million and $70 million.

Jim Sidoti

Okay, great. And then, you gave an outlook for Rolvedon to grow sales in excess of $100 million. Do you need same-day dosing to be part of that or is that outside of same-day dosing?

Ajay Patel

That would be outside of same-day dosing.

Jim Sidoti

So if you do get some approvals to same-day dosing, there could be upside to that?

Ajay Patel

Yeah. That would be correct, yes.

Jim Sidoti

You've talked a lot about Rolvedon and Indocin, regarding the other drugs in your portfolio, are there any growth drivers there? Any of those drugs that you think will be significant growers going forward?

Paul Schwichtenberg

Jim, yes, we are looking at our strategy for our other assets, specifically Otrexup and Sympazan and looking for growth drivers there. We are very active on those two products, and we're going to be updating our strategy as we continue to learn more about the marketplace there and where their opportunities exist.

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Jim Sidoti

All right. And then in terms, I'm sorry.

Heather Mason

Jim, and in addition, we continue to look for other good fit assets with our business model, both in our, I'd say, more traditional therapeutic area agnostic mindset, but also mindful that we now have an oncology sales force and a skill set that we'd like to leverage. So we see that as another growth opportunity.

Jim Sidoti

That was my next question. If you are cash flow positive and if that continues to improve, are the priorities for cash will be the mergers? Is that right or do you think debt pay down?

Heather Mason

I'm sorry, I don't know that I understood the last part of your question, Jim.

Jim Sidoti

You just talk about what your priorities are, assuming that you are cash flow positive and that continues into 2025 and beyond. What's the priority to cash? Is it more acquisitions or is it debt pay down or a combination?

Heather Mason

Well, our focus is to grow the number of assets that we can put into our business model. So our intention is to continue to add inorganic growth via inorganic means. So acquisition would be our priority.

Jim Sidoti

Got it. All right. Thank you.

Operator

I would now like to turn the call over to Heather Mason for closing remarks.

Heather Mason

Thank you, and I appreciate those of you who have joined us today. I hope that today's call has given you a clear picture of the excitement and commitment we feel today at Assertio based on our asset platform and the opportunities ahead in 2024, both in terms of financial outlook and the ability to continue to build our business with both current and potential new assets.

We will report our first quarter earnings results in May and keep you apprised of any additional developments. If you’d like to arrange an update call with management, please contact Matt Kreps using his info in the press release, and we’ll be happy to schedule a time and thank you all once again.

Operator

This concludes today's call. You may now disconnect.

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